EXHIBIT 99

Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
MARCH 31, 2006

La Jolla, California (April 19, 2006) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended March 31, 2006, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $6.3 million or $1.10 per diluted share compared to $5.7 million or $0.93 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "I'm proud of our first quarter results. The Company has continued to demonstrate an incredible resilience to current market conditions and an ability to sustain production and profitability while not compromising our pricing or credit standards. Our commitment to these disciplines has enabled us to grow earnings, while maintaining the strength and integrity of our balance sheet."

Net interest income before provision for loan losses increased 5.4 percent to $22.9 million for the quarter ended March 31, 2006, compared to $21.7 million for the same period last year. The increase was primarily caused by additional interest income earned due to the growth in the average balance of our loan portfolio and variable rate loans repricing to higher current market interest rates, partially offset by additional interest expense incurred due to the growth in the average balance of interest bearing liabilities, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

The provision for loan losses was $750,000 for the quarters ended March 31, 2006 and 2005, respectively. These provisions for loan losses were recorded to provide reserves adequate to support the known and inherent risk of loss in our loan portfolio and for specific reserves as of March 31, 2006 and 2005, respectively.

General and administrative expenses increased to $12.0 million during the current quarter, compared to $11.2 million for the same period last year. The increase in general and administrative expenses was primarily due to the additional overhead expenses incurred resulting from the national expansion of our loan production platform. Our efficiency ratio (defined as general and administrative expenses as percentage of net revenue) improved to 50.9 percent for the quarter ended March 31, 2006, as compared to 51.7 percent for the same period last year.

Loan originations were $197.2 million for the quarter ended March 31, 2006, compared to $126.3 million for the same period last year. During the current quarter, the Bank originated $120.6 million of commercial real estate loans, $66.0 million of small balance multi-family real estate loans, and $10.6 million of entertainment finance loans. Loan originations for the same period last year consisted of $41.2 million of commercial real estate loans, $69.3 million of small balance multi-family real estate loans, $15.4 million of entertainment finance loans, and $400,000 of franchise loans. In addition, the Bank's wholesale loan operations acquired $103.6 million and $192.1 million of commercial and multi-family real estate loans during the quarters ended March 31, 2006 and 2005,

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2006

respectively. Haligowski commented that: "Our loan origination team continues to deliver exceptional results. Internally generated loan production reached its highest level for a first quarter in the Company's history, and combined with our wholesale acquisition, loan production exceeded $300 million during the quarter. We are also encouraged by the contribution from our loan production offices outside of California, which represented almost half of our first quarter real estate originations."

Total assets increased $103.5 million to $3.2 billion at March 31, 2006, compared to $3.1 billion at December 31, 2005. The increase in total assets was primarily due to a $93.5 million increase in our loan portfolio and a $15.7 million increase in cash and cash equivalents, partially offset by a $10.9 million decline in investment securities available-for-sale and a $1.6 million increase in the allowance for loan losses.

Non-performing assets remained unchanged, totaling $28.2 million or 0.89 percent and 0.92 percent of total assets as of March 31, 2006 and December 31, 2005, respectively. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at March 31, 2006 was 207.3 percent as compared to 180.6 percent at December 31, 2005.

The allowance for loan losses as a percentage of our total loans was 1.7 percent at March 31, 2006, and December 31, 2005. During the quarter ended March 31, 2006, we had net recoveries of $885,000, compared to net charge-offs of $316,000 for the same period last year.

At March 31, 2006, shareholders' equity totaled $204.0 million or 6.5 percent of total assets. During the current quarter, we repurchased 132,781 shares at an average price of $46.76 per share. Since beginning share repurchases in April 1997, a total of 3.4 million shares have been repurchased, returning approximately $96.1 million of capital to our shareholders at an average price of $27.98 per share. Through our stock repurchase program, all of the capital raised from our initial and secondary stock offerings has been returned to shareholders. The Company's book value per share of common stock was $38.68 as of March 31, 2006, an increase of 2.2 percent and 9.5 percent, respectively, from $37.85 per share as of December 31, 2005 and $35.33 per share as of March 31, 2005.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2006 of 9.2 percent, 10.7 percent and 11.9 percent, respectively, which represents $123.9 million, $118.9 million and $49.2 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2006 of 9.0 percent, 10.5 percent, and 12.4 percent, respectively, which represents $119.7 million, $114.8 million and $61.5 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "The first quarter has typically been the slowest quarter of our fiscal year. The solid internal loan production and profitability achieved during this quarter is indicative that our investment in our loan production platform is delivering the returns we had expected. In addition, we recently announced a cash dividend for the first time in our history as a public company and the twelfth extension of our stock repurchase program. We believe that the Company's excess capital position and future earnings should provide adequate resources to fund our growth expectations and capital management strategy."

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2006

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multi-family lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 20 loan production offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

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ITLA CAPITAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2006	December 31,
	(unaudited)	2005
	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 109,429	$ 93,747
Investment securities available-for-sale, at fair value	93,877	92,563
Investment securities held-to-maturity, at amortized cost	222,984	233,880
Stock in Federal Home Loan Bank	45,306	43,802
Loans, net (net of allowance for loan losses of $45,452 and
$43,817 as of March 31, 2006 and December 31, 2005, respectively)	2,615,335	2,523,480
Interest receivable	17,010	16,287
Other real estate owned, net	6,240	3,960
Premises and equipment, net	7,254	6,718
Deferred income taxes	12,750	12,717
Goodwill	3,118	3,118
Other assets	21,424	20,924

Total assets	$ 3,154,727	$ 3,051,196

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 1,809,527	$ 1,735,428
Federal Home Loan Bank advances and other borrowings	1,024,550	992,557
Accounts payable and other liabilities	30,053	32,130
Junior subordinated debentures	86,600	86,600

Total liabilities	2,950,730	2,846,715

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,982,998 and 8,978,998 issued as of March 31, 2006
and December 31, 2005, respectively	78,222	78,004
Retained earnings	225,595	220,095
Accumulated other comprehensive loss, net	(358)	(364)
	303,459	297,735
Less treasury stock, at cost - 3,709,476 and 3,576,695 shares
as of March 31, 2006 and December 31, 2005, respectively	(99,462)	(93,254)
Total shareholders' equity	203,997	204,481

Total liabilities and shareholders' equity	$ 3,154,727	$ 3,051,196

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ITLA CAPITAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended
	March 31,

	2006	2005
	(in thousands except per share amounts)
Interest income:
Loans, including fees	$ 47,137	$ 31,911
Cash and investment securities	4,291	4,841
Total interest income	51,428	36,752

Interest expense:
Deposit accounts	17,198	9,498
Federal Home Loan Bank advances and other borrowings	9,362	3,832
Junior subordinated debentures	1,958	1,680
Total interest expense	28,518	15,010

Net interest income before provision for loan losses	22,910	21,742
Provision for loan losses	750	750
Net interest income after provision for loan losses	22,160	20,992

Non-interest income:
Late and collection fees	223	73
Other	494	(93)
Total non-interest income	717	(20)

Non-interest expense:
Compensation and benefits	6,020	5,891
Occupancy and equipment	1,806	1,651
Other	4,211	3,688
Total general and administrative	12,037	11,230

Real estate owned expense, net	106	-
Gain on sale of other real estate owned, net	-	(11)
Total real estate owned expense, net	106	(11)

Total non-interest expense	12,143	11,219

Income before provision for income taxes	10,734	9,753
Provision for income taxes	4,402	4,102
NET INCOME	$ 6,332	$ 5,651

BASIC EARNINGS PER SHARE	$ 1.13	$ 0.97

DILUTED EARNINGS PER SHARE	$ 1.10	$ 0.93
END